Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2024 (except for Note 2 and Note 7, as to which the date is September 2, 2025, and the effects of the change in reportable segments described in Note 1 and Note 7, as to which the date is January 7, 2026) with respect to the consolidated financial statements of Great Elm Group, Inc. included in the Current Report on Form 8-K filed on January 7, 2026, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Boston, Massachusetts

January 7, 2026